As filed with the Securities and Exchange Commission on March 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Comera Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-4706968
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Gill Street, Suite 4650 Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan

Comera Life Sciences Holdings, Inc. Nonstatutory Stock Option Award Agreement

(Full title of the plan)

Jeffrey S. Hackman

President and Chief Executive Officer

Comera Life Sciences Holdings, Inc.

12 Gill Street, Suite 4650

Woburn, Massachusetts 01801

(Name and address of agent for service)

(617) 871-2101

(Telephone number, including area code, of agent for service)

With a copy to:

Stacie S. Aarestad

Ryan M. Rourke Reed

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Tel: (617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8 by Comera Life Sciences Holdings, Inc. (“we,” “us,” “our,” the “Company,” or the “Registrant”) relating to the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”) is already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the Registration Statements we filed on Form S-8  with the Securities and Exchange Commission (the “SEC”) on August 12, 2022 (File No.  333-266824) including exhibits thereto to the extent not otherwise amended or superseded by the contents hereof, relating to the registration of 2,059,839 shares of our common stock, $0.0001 par value per share (the “Common Stock”), authorized for issuance under the 2022 Plan. This Registration Statement provides for the registration of an additional 794,368 shares of our Common Stock that have become reserved for issuance under the 2022 Plan pursuant to the “evergreen” provision in the 2022 Plan that provides that the total number of shares subject to such plan will be increased on the first day of each fiscal year pursuant to a specified formula.

This Registration Statement is also being filed for the purpose of registering 150,000 shares of Common Stock issuable upon exercise of a nonstatustory stock option granted to an employee of the Registrant to induce the employee to accept employment with the Registrant. The inducement award was approved by the compensation committee and the board of directors of the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The inducement award was granted outside of the 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the Commission:

(a)	Our Annual Report on Form 10-K filed with the SEC on March 17, 2023 (the “Annual Report”).

(b)	the Registrant’s Current Reports on Form 8-K, and amendments thereto, filed with the Commission on January 4, 2023 and February 21, 2023; and

(c)	The description of the Company’s securities filed as Exhibit 4.6 to the Annual Report including all amendments and all reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference, provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Certificate of Incorporation and amended and restated bylaws (the “Bylaws”) generally provide that the Registrant will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of its directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a)	Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

4.2	Certificate of Designation of the Series A Convertible Perpetual Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 25, 2022)

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

5.1*	Opinion of Foley Hoag LLP.

23.1*	Consent of Baker Tilly US, LLP.

23.2*	Consent of Foley Hoag LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included in the signature page of this registration statement)

99.1	Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

99.2	Form of Nonstatutory Stock Option Agreement (Inducement Award) (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by the Registrant with the SEC on March 17, 2023).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Massachusetts on the 17th day of March, 2023.

COMERA LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Jeffrey S. Hackman
Name:	Jeffrey S. Hackman
Title:	Chairman, President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Jeffrey S. Hackman and Michael Campbell as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-8 and any and all amendments to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Hackman	Chairman, President and Chief Executive Officer	March 17, 2023
Jeffrey Hackman

/s/ Michael Campbell	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2023
Michael Campbell

/s/ Stuart Randle	Director	March 17, 2023
Stuart Randle

/s/ James Sherblom	Director	March 17, 2023
James Sherblom

/s/ Edward Sullivan	Director	March 17, 2023
Edward Sullivan

/s/ Sirshendu Roopom Banerjee	Director	March 17, 2023
Sirshendu Roopom Banerjee

/s/ Kirsten Flowers	Director	March 17, 2023
Kirsten Flowers

/s/ William A. Wexler	Director	March 17, 2023
William A. Wexler